Exhibit 1

Nissin Information

September 16, 2005
1. Operating Results as of August 31, 2005
     We have continued to concentrate on the credit provision business for business owners. In the integrated financial services and the loan servicing segments, two main pillars of earnings, operating assets are growing favorably. “Main operating assets for business owners” and “purchased loans receivable and real estate for sale” were ¥126,497 million (¥5,301 million increase month-to-month) and ¥19,157 million (¥1,491 million increase month-to-month), respectively.
     In an effort to realize becoming a “Total Financial Solution Provider”, NIS Group will seek to attend every need of business owners and strive to improve corporate value and business performance.
2. Notice of Issuance of ¥10 Billion Aggregate Principal Amount of No. 8 Series Unsecured Straight Bonds
     Nissin issued ¥10 billion aggregate principal amount of No. 8 Series Domestic Unsecured Straight Bonds (term: 3 yrs, interest: 1.08% per annum), following its No. 7 Series Domestic Unsecured Straight Bonds issued in June 2005. The bonds were issued under a shelf registration in Japan of ¥30 billion which became effective on January 22, 2005.
(For details, please refer to the press release dated on September 2, 2005.)
3. Notice Regarding Participation in Leasing Business in China and Business Name Change of Consolidated Subsidiary Company,
    Matsuyama Nissin Investment & Consulting (Shanghai) Co., Ltd.
     An application filed by our consolidated subsidiary, Matsuyama Nissin Investment & Consulting (Shanghai) Co., Ltd., to operate in the leasing industry within China as a leasing company with independent foreign capital was recently approved by the Chinese Ministry of Commerce.
     (For details, please refer to the press release dated on September 15, 2005.)
(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)
NISSIN CO., LTD     SHINJUKU L-TOWER 25F 6-1, ISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code : 8571) New York Stock Exchange (Trading symbol : NIS)
IR homepage address : http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp